SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 27, 2006

Yadkin Valley Financial Corporation

North Carolina (State of incorporation)	56-0905827 (I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina (Address of principal executive offices)	28621-3404 (Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 7 pages, plus exhibit

Item 2.02. Disclosure of Results of Operations and Financial Condition
Yadkin Valley Financial Corporation, Elkin, NC (NASDAQ: YAVY — news), the holding company for Yadkin Valley Bank and Trust Company, reports earnings of $3,419,825 for the quarter ended June 30, 2006, an increase of 21.8% as compared with earnings of $2,807,320 for the same quarter last year. Basic and diluted earnings per share were $0.32 and $0.26, for the quarters ended June 30, 2006 and 2005, respectively. Return on equity increased to 11.49% for the quarter ended June 30, 2006 from 9.87% for the quarter ended June 30, 2005, and return on tangible equity increased to 16.79% from 14.82% for the same periods.
Earnings for the six months ended June 30, 2006 were $6,348,037, a 20.5% increase over the prior year. Year to date diluted earnings per share were $0.59 and $0.49, respectively, for June 30, 2006 and 2005. Year to date basic earnings per share were $0.60 and $0.49, for the same periods. Return on equity increased to 10.78% for the six-month period ended June 30, 2006 from 9.41% for the six-month period ended June 30, 2005, and return on tangible equity increased to 15.82% from 14.16% for the same periods.
Total assets grew by $56.0 million (5.5%) for the six month period ended June 30, 2006 and by $89.5 million (9.0%) since June 30, 2005. Deposit growth of $52.7 million (6.5%) for the first six months of 2006 was used to fund $37.4 million growth in net loans held for investment with the remainder being invested in securities and overnight funds. The net interest margin expanded to 4.51% in the first six months of 2006 from 4.02% in the first six months of 2005.
Item 9.01(c): Exhibits
     Exhibit 99: Press Release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Bank and Trust Company
By:	/s/ Edwin E. Laws
Edwin E. Laws
Vice President and Chief Financial Officer Date: July 27, 2006